        As filed with the Securities and Exchange Commission on May 21, 1996
                                                 Registration No. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                         ------------------------------------
                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                          VITAFORT INTERNATIONAL CORPORATION
                (Exact name of Registrant as specified in its charter)

    DELAWARE                                                    68-0110509
(State or other jurisdiction                                  (I.R.S. employer
of incorporation or organization)                            identification no.)

1800 AVENUE OF THE STARS, SUITE 480
      LOS ANGELES, CALIFORNIA                                       90067
(Address of principal executive offices)                         (Zip Code)

                LETTER AGREEMENTS BETWEEN THE REGISTRANT AND LEE SACKS
               LETTER AGREEMENT BETWEEN THE REGISTRANT AND DAVID LEVENE
             CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND JOFF POLLON
               OPTION AGREEMENT BETWEEN THE REGISTRANT AND JOFF POLLON
             CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND ROBERT LUKE
            CONSULTING AGREEMENT BETWEEN THE REGISTRANT AND JOHN BURCHETTE
      CONSULTING AGREEMENT ADDENDUM BETWEEN THE REGISTRANT AND NICHOLAS KONSTANT
            OPTION AGREEMENT BETWEEN THE REGISTRANT AND NICHOLAS KONSTANT
               LETTER AGREEMENT BETWEEN THE REGISTRANT AND LARRY BRUCIA
              OPTION AGREEMENTS BETWEEN THE REGISTRANT AND LARRY BRUCIA
                LETTER AGREEMENT BETWEEN THE REGISTRANT AND ELOY ELLIS
               OPTION AGREEMENTS BETWEEN THE REGISTRANT AND ELOY ELLIS
              LETTER AGREEMENT BETWEEN THE REGISTRANT AND JOHN COPPOLINO
             OPTIONS AGREEMENT BETWEEN THE REGISTRANT AND JOHN COPPOLINO
       CONSULTING AGREEMENT ADDENDUM BETWEEN THE REGISTRANT AND ANDREW HARRISON
             OPTION AGREEMENT BETWEEN THE REGISTRANT AND ANDREW HARRISON
               STOCK OPTION AGREEMENT BETWEEN REGISTRANT AND DEDE LAUX
            STOCK OPTION AGREEMENT BETWEEN REGISTRANT AND ALEXANDRA LERSEY
             STOCK OPTION AGREEMENT BETWEEN REGISTRANT AND DALE DE MARCHI
             LETTER AGREEMENT BETWEEN THE REGISTRANT AND MATHEAU DAKOSKE
                              (Full title of the plans)

                                     MARK BEYCHOK
                          VITAFORT INTERNATIONAL CORPORATION
                         1800 AVENUE OF THE STARS, SUITE 480
                            LOS ANGELES, CALIFORNIA 90067
                       (Name and address of agent for service)
                                    (310) 552-6393
             Telephone number, including area code, of agent for service

                                       Copy to:
                               FRANK J. HARITON, ESQ.
                                  485 MADISON AVENUE
                              NEW YORK, NEW YORK  10022
                                    (212) 752-7200


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CALCULATION OF REGISTRATION FEE
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- --------------------------------------------------------------------------------
                                      Proposed     Proposed
                                      Maximum      Maximum         Amount of
Title of Securities    Amount to be    Price       Aggregate      Registration
 To be registered       Registered   Per Share*  Offering Price*    Fee**
 Common Stock,
   par value
  $.0001 per            3,157,000
     share                shares       $0.30       $791,100         $272.79

* Based upon the weighted average of the exercise prices of the options referred to above and the average of the bid and asked prices of the Registrant's Common Stock as reflected on the Electronic Bulletin Board on May 15, 1996 in the case of stock grants in the case of per share data, and based upon the aggregate of the foregoing exercise prices and stock prices in the case of aggregate data.
**    Calculated pursuant to Rule 457(h).

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)   Vitafort International Corporation's (the "Company") Annual Report on
Form 10-KSB for the year ended December 31, 1995, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c) The Company's Current Report on Form 8-K, dated May 2, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(e) The Prospectus of the Company filed by the Company on December 19, 1989 which contains a description of the Company's Common Stock.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or de-registering all such securities then unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

      Not Applicable.

Item 5.Interests of Named Experts and Counsel.

      Frank J. Hariton, Esq. owns: (i) 159,533 shares of the Company's common stock; (ii) 800 of the Company's redeemable warrants; (iii) 66,667 common stock purchase options exercisable at $.225 and; (iv) 66,667 common stock purchase options exercisable at $.30.

Item 6.Indemnification of Directors and Officers.

      Article Seventh of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted under the General Corporation Law of the State of Delaware ("DGCL").

           SECTION 145 of the DGCL, as amended, applies to the Company and the relevant portion of the DGCL provides as follows:

           145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

           a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

           b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

           d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

           e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

           f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

           g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section

           h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officer and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

           i) For purpose of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

           j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      The Company maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.

Item 7.Exemption from Registration Claimed.

      No "restricted securities," as defined in the instructions to Form S-8, are being offered hereby.

Item 8.Exhibits.

 4.l -  Certificate of Incorporation of Registrant*

 4.2 -  By-laws of Registrant*

 4.3 - Agreement and Plan of Merger between the Registrant and Vitafort International Corporation, a California corporation*

 4.4 -  Certificate of Designation - Series A Preferred Stock**

 4.5 -  Certificate of Designation - Series B Preferred Stock**

 4.6 - Certificate of Amendment to the Certificate of Incorporation, November 1991**

 4.7 -  Certificate of Designation - Series C Preferred Stock**

 4.8 - Certificate of Amendment to the Certificate of Incorporation, filed February 8, 1994***

 4.9 -  Certificate of Designation - Series D Preferred Stock***

 4.10 - Certificate of Amendment to the Certificate of Incorporation, filed November 1995

 4.11 - Specimen Stock Certificate*

 4.12 - Specimen Redeemable Common Stock Purchase Warrant*

 4.13 - Form of Warrant Agreement*

 4.14 - Warrant Extension Agreement, December 18, 1992**

 4.15 - Warrant Extension Agreement, December 18, 1994***

 4.16 - Warrant Extension Agreement, January 18, 1995***

 4.17 - Warrant Extension Agreement, April 3, 1995***

 4.18 - Warrant Extension Agreement, May 3, 1995****

 4.19 - Warrant Extension Agreement, June 15, 1995****

 4.20 - Warrant Extension Agreement, July 17, 1995****

 4.21 - Warrant Extension Agreement, August 16, 1995****

 4.22 - Warrant Extension Agreement, December 31, 1995****

 4.23 - Warrant Extension Agreement, April 30, 1996

 4.24 - Certificate of Elimination for Series A Preferred Stock, April 26, 1996

 4.25 - Certificate of Elimination for Series D Preferred Stock, May 2, 1996

 5.01 - Opinion of Frank J. Hariton, Esq..

23.01 - Consent of Frank J. Hariton, Esq. (included in Exhibit 5.01).

23.02 - Consent of KMPG Peat Marwick LLP, Independent Certified Public Accountants.

24.01 - Power of Attorney (contained on signature page)

99.01 - Letter Agreement between Registrant and Lee Sacks, dated May 8, 1996.

99.02 - Letter Agreement between Registrant and Lee Sacks, dated May 20, 1996.

99.03 - Letter Agreement between Registrant and David Levene, dated May 9, 1996.

99.04 - Consulting Agreement, dated as of April 30, 1996, between the Registrant and Joff Pollon.

99.05 - Option Agreement, dated as of May 1, 1996 between the Registrant and Joff Pollon.

99.06 - Consulting Agreement, dated May 1, 1996 between the Registrant and Robert Luke.

99.07 - Consulting Agreement, dated May 1, 1996 between the Registrant and John Burchette.

99.08 - Strategic Services Consulting Agreement Addendum Letter, dated May 15, 1996, between the Registrant and Nicholas Konstant.

99.09 - Option Agreement, dated as of May 15, 1996, between the Registrant and Nicholas Konstant.

99.10 - Conversion Agreement, dated as of March 26, 1996, between the Registrant and Larry Brucia.

99.11 - Class A Option Agreement, dated as of March 26, 1996, between the Registrant and Larry Brucia.

99.12 - Class B Option Agreement, dated as of March 26, 1996 between the Registrant and Larry Brucia.

99.13 - Conversion Agreement, dated as of March 26, 1996, between the Registrant and Eloy Ellis.

99.14 - Class A Option Agreement, dated as of March 26, 1996, between the Registrant and Eloy Ellis.

99.15 - Class B Option Agreement, dated as of March 26, 1996 between the Registrant and Eloy Ellis.

99.16 - Conversion Agreement, dated as of March 26, 1996, between the Registrant and John Coppolino.

99.17 - Class A Option Agreement, dated as of March 26, 1996, between the Registrant and John Coppolino.

99.18 - Class B Option Agreement, dated March 26, 1996 between the Registrant and John Coppolino.

99.19 - Consulting Agreement, dated August 15, 1996, between the Registrant and Andrew Harrison (Incorporated by Reference to Exhibit 99.05 to the Registration Statement of Form S-8 filed by the Registrant on September 22, 1995.)

99.20 - Letter Extension Agreement, dated January 16, 1996, to Consulting Agreement between the Registrant and Andrew Harrison.

99.21 - Option Agreement, dated January 16, 1996, between the Registrant and Andrew Harrison.

99.22 - Letter Agreement, dated May 11, 1996 between the Registrant and Dede
        Laux.

99.23 - Option Agreement, dated May 16, 1996, between the Registrant and Dede Laux.

99.24 - Letter Agreement, dated May 11, 1996, between the Registrant and Alexandra Lersey.

99.25 - Option Agreement, dated May 16, 1996, between the Registrant and Alexandra Lersey.

99.26 - Letter Agreement, dated May 11, 1996, between the Registrant and Dale DeMarchi.

99.27 - Option Agreement, dated May 16, 1996, between the Registrant and Dale DeMarchi.

99.28 - Letter Agreement Dated November 20, 199, between the Registrant and Matheau Dakoske.

* Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-18, File Number 33-31883.

**     Incorporated by reference to the exhibits to the Registrant's Form
10-KSB for the year ended December 31, 1993.

***    Incorporated by reference to the exhibits to the Registrant's Form
10-KSB for the year ended December 31, 1994.

****   Incorporated by reference to the exhibits to the Registrant's Form S-8 dated January 16, 1996.

Item 9.Undertakings.

      (a)    The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles and State of California, on the 16th day of May, 1996.


                          VITAFORT INTERNATIONAL CORPORATION



                           By:       /S/ MARK BEYCHOK
                               -------------------------
                             Mark Beychok, President

                                  POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Beychok and Sheldon Schrager, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                              Director, Chief Operating
                                Officer and President
                          (Principal Executive, Accounting
                                and Financial Officer)
  /S/ MARK BEYCHOK                                         May 20, 1996
- -----------------------
  Mark Beychok


                              Chairman of the Board and
                                      a Director
 /S/SHELDON SCHRAGER                                     May 20, 1996
- -----------------------
 Sheldon Schrager


 /S/STANLEY J. PASARELL           Director               May 20, 1996
- -----------------------
 Stanley J. Pasarell


 /S/ DONALD WOHL                  Director               May 20, 1996
- -----------------------
  Donald Wohl